                                  EXHIBIT 99.1

iDNA HELPS DISPERSED KATRINA VICTIMS SPEAK WITH A UNIFIED VOICE

Katrina Survivors in 4 Cities use iDNA Information Systems to Help Define
Recovery and Rebuilding Priorities for the Unified New Orleans Plan

NEW YORK, NEW YORK - January 9, 2007 iDNA (OTCBB: IDAI.OB), a leading strategic communications and technology company is deploying its innovative audience response technology for use at a groundbreaking multi-site electronic town hall meeting, to be held on Saturday, January 20. Community Congress III, the third in a series of unique interactive assemblies, will connect participants in New
Orleans with those in the cities with the largest number of Hurricane Katrina evacuees - Atlanta, Dallas and Houston. The technology is proving to be invaluable for collecting data from evacuees in far flung locations.

In partnership with AmericaSpeaks, a not-for-profit organization that seeks to engage citizens in key decision-making, iDNA Information Systems is supplying
OptionFinder IQ keypads to all participants at every site, connected via broadband. Using iDNA proprietary software and technology, attendees will be able to see and respond to critical polling questions live during the event, and have results tabulated and displayed during the broadcast. The information can be disseminated immediately and discussed during the meeting offering unparalleled value to the process.

At Community Congress II, held on December 2, 2006 involving more than 2,500 displaced New Orleans residents, the technology contributed greatly to what was deemed an incredibly productive event. "This was the most democratic process
I've seen for having our people heard," said volunteer Glenda Harris, an evacuee in Houston.

Based on the data collected by iDNA during Community Congress II, many of the
350 evacuees who participated in the conference from Houston said they're ready to return home, but cited affordable housing as their biggest roadblock.

According to Mike Smith, technical director of AmericaSpeaks, "iDNA graciously offered to provide keypads for Community Congress III at cost, to accommodate our budget constraint, acknowledging how essential the technology is to the process. They are a great partner, both from a service and humanitarian perspective and AmericaSpeaks is proud to have them on board."

According to iDNA Senior Strategist, Mark Fite, "iDNA is one of the leading companies in the world providing systems to develop public policy. It is one of the most important uses of our proprietary technology."

iDNA Information Systems keypads have been used at similar meetings, after 9/11,
Hurricane Charlie and Hurricane Wilma. iDNA Information Systems also provided insight during the opening general session of the World Economic Forum in Davos,
Switzerland, in 2005.

About iDNA
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iDNA (IDAI.OB) is a leading strategic communications, technology and entertainment company, headquartered in New York City. The company provides a broad range of targeted communication services that create, build and connect businesses with their target audiences and is the only company of its kind that builds a quantitative ROI system into its communication events. iDNA's depth of communication services include the design, development and production of media, collateral content and data collection and market research services for corporate events, meetings, training and symposiums held at single or multiple sites worldwide. iDNA has developed a loyal clientele in industries as diverse as biotechnology, health care, finance, telecommunications, manufacturing and energy.